EXHIBIT 4.19

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Authorized and Outstanding Stock

The Charter authorizes the issuance of an aggregate of 505,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, $0.001 par value per share and 5,000,000 shares of preferred stock, $0.001 par value per share. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

As of December 31, 2025, there were 1,583,969 shares of common stock outstanding. We have 24,413,112 issued and outstanding warrants that are exercisable for a total of 4,338,773 shares of common stock.

Common Stock

Voting Rights

Each holder of the shares of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Charter. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of common stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Charter.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Revelation Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Revelation’s affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of Revelation’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of the preferred stock Revelation may issue in the future.

Preferred Stock

The Charter authorizes the Revelation Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock.

The Revelation Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

Revelation could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of common stock might believe to be in their best interests or in which the holders of common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of xommon stock.

Warrants

Rollover Warrant

As of December 31, 2025, there was 1 Rollover Warrant issued and outstanding.

The Rollover Warrant has an exercise price of $540,848.73 per share of common stock, is exercisable for 1 share of common stock and will expire on January 31, 2027.

Class A Common Stock Warrants and Class A Placement Agent Common Stock Warrants

As of December 31, 2025, there were 13 Class A Common Stock Warrants and 2 Class A Placement Agent Common Stock Warrants issued and outstanding.

Each Class A Common Stock Warrant has an exercise price of $663,264.00 per share of common stock, is exercisable at any time after the sixth month anniversary of the date of issuance, will expire on July 25, 2027 and is subject to customary adjustments. The Class A Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%. The Class A Placement Agent Common Stock Warrants have substantially the same terms as the Class A Common Stock Warrants.

Class B Common Stock Warrants and Class B Placement Agent Common Stock Warrants

As of December 31, 2025, there were 8,333,334 Class B Common Stock Warrants and 3 Class B Placement Agent Common Stock Warrants issued and outstanding.

Each Class B Common Stock Warrant has an exercise price of $120,960.00 per share of common stock, is exercisable for 1/201,600th of a share of common stock at any time after the date of issuance, will expire on July 28, 2027 and is subject to customary adjustments. The Class B Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Each Class B Placement Agent Common Stock Warrant has an exercise price of $3.00 per share of common stock, is exercisable at any time after the date of issuance, will expire on July 25, 2027 and is subject to customary adjustments.

Class C Common Stock Warrants

As of December 31, 2025, there were 232,360 Class C Common Stock Warrants issued and outstanding.

Each Class C Common Stock Warrant has an exercise price of $6.20 per share of common stock, is exercisable for 1/5,760th of a share of common stock at any time after the date of issuance, will expire on February 14, 2028 and is subject to customary adjustments. Each Class C Common Stock Warrant can be exercised for 0.4 shares of common stock per Class C Common Stock Warrant in an alternative cashless exercise. The Class C Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Class D Common Stock Warrants

As of December 31, 2025, there are 80,940 Class D Common Stock Warrants issued and outstanding.

Each Class D Common Stock Warrant has an exercise price of $6.20 per share of common stock, is exercisable for 1/192th of a share of common stock at any time after the date of issuance, will expire on February 5, 2029 and is subject to customary adjustments. The Class D Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Class E Common Stock Warrants

As of December 31, 2025, there were 5,376 Class E Common Stock Warrants issued and outstanding.

Each Class E Common Stock Warrant has an exercise price of $192.00 per share of common stock, is exercisable at any time after the date of issuance, will expire on August 22, 2029 and is subject to customary adjustments. The Class E Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Class F Common Stock Warrants

During the year ended December 31, 2025, the Company received alternative cashless exercise notices for all of its Class F Common Stock Warrants. Thus, as of December 31, 2025, there were no Class F Common Stock Warrants issued and outstanding.

Class G Common Stock Warrants

As of December 31, 2025, there are 983,236 Class G Common Stock Warrants issued and outstanding.

Each Class G Common Stock Warrant has an exercise price of $6.20 per share of common stock, is exercisable at any time from January 17, 2025 and will expire on January 17, 2030 and is subject to customary adjustments. The Class G Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Class H Common Stock Warrants

As of December 31, 2025, there were 1,000,000 Class H Common Stock Warrants issued and outstanding.

Each Class H Common Stock Warrant has an exercise price of $6.20 per share of common stock, is exercisable for 1/12th of a share of common stock at any time after the date of issuance, is exercisable for a period of five years from June 23, 2025 and is subject to customary adjustments. The Class H Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Class I Common Stock Warrants

As of December 31, 2025, there were 3,266,250 Class I Common Stock Warrants issued and outstanding.

Each Class I Common Stock Warrant has an initial exercise price of $8.80 per share of common stock, is exercisable for a period of five years from December 3, 2025 and is subject to customary adjustments. The Class I Common Stock Warrants may not be exercised if the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) would exceed 4.99% of the Company’s outstanding common stock immediately after exercise. However, the holder may increase (upon 61 days’ prior notice from the holder to the Company) or decrease such percentage, provided that in no event such percentage exceeds 9.99%.

Subsequent to December 31, 2025, 2,136,251 of these warrants were exercised in connection with the January 2026 Warrant Inducement.

Public Warrants

As of December 31, 2025, there were an aggregate of 10,511,597 outstanding Public Warrants, which entitle the holder to acquire shares of common stock. Each whole Public Warrant will entitle the registered holder to purchase 1/201,600th of a share of common stock at a price of $2,318,400.00 per share, subject to adjustment as discussed below, beginning 30 days after the closing of the Business Combination, provided that Revelation has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or it permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on January 9, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Revelation satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless the shares of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.

If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the ninetieth (90th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, Revelation may call the warrants for redemption for cash:

• in whole and not in part;

• at a price of $0.01 per warrant;

• upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

• if, and only if, the closing price of the common stock equals or exceeds $18,900.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in the prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Revelation for cash, Revelation may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Revelation issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18,900.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in the prospectus) as well as the $12,075.00 per share warrant exercise price after the redemption notice is issued.

If Revelation calls the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a share capitalization payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per shares of common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Revelation, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such Shares of common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of the obligation to redeem 100% of common stock if it does not complete its initial business combination within 12 months from the closing of its IPO or to provide for redemption in connection with a business combination, or (e) in connection with the redemption of Petra’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding Shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of Shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Shares of common stock.

Whenever the number of Shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Shares of common stock (other than those described above or that solely affects the par value of such Shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of new common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Shares of common stock in such a transaction is payable in the form of Shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then outstanding Private Warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Shares of common stock. After the issuance of Shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Shares of common stock to be issued to the warrant holder.

Our Transfer Agent and Warrant Agent

The transfer agent and warrant agent is and will be Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Charter and Bylaws and Certain Provisions of Delaware Law

The Charter and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Revelation by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the Shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of common stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of Shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The Revelation Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of Revelation or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved Shares of common stock or preferred stock may be to enable Revelation’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Revelation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their Shares of common stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

The Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, the certificate of incorporation provides otherwise. In accordance with Section 228, the Charter prohibits action by written consent.

Section 203 of the DGCL

Revelation is subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

• prior to the date of the transaction, Revelation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

• upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to the date of the transaction, the business combination is approved by Revelation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Petra Board expects the existence of this provision to have an anti-takeover effect with respect to transactions Revelation’s board of directors does not approve in advance. The Petra Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the Shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of the Charter and Revelation’s Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in Revelation’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive forum for certain lawsuits

Our Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The common stock and Public Warrants of Revelation are listed on the Nasdaq Capital Market under the symbol “REVB” and “REVBW”.